Exhibit 99.2

Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--July 28, 2022--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.14 per share, payable on September 21, 2022 to all stockholders of record on August 24, 2022.

ABOUT RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially in a time where high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,300 professionals, we annually engage with over 2,200 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 88% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com